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                VALUE LINE ASSET ALLOCATION FUND, INC.

          SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                             EXHIBIT 16


Year(s) Ended 03/31/97:             1 year       3.60 years*
                                  ----------     -----------
Initial Investment:                  1,000          1,000
Balance at End of Period:            1,175          1,876
Change:                                175            876

Percentage Change:                   17.49%         87.60%

Average Annual Total Return:         17.49%         19.10%


*from 08/24/93 (commencement of operations)